Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Republic Bancshares of Texas, Inc.:

We consent to the incorporation by reference in Registration Statements Nos. 333-70456 and 333-70458 on Form S-8 of Republic Bancshares of Texas, Inc. of our report dated March 1, 2002, with respect to the consolidated balance sheets of Republic Bancshares of Texas, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2001 annual report on Form 10-KSB of Republic Bancshares of Texas, Inc

/s/	KPMG LLP
KP	MG LLP

Houston, Texas
March 15, 2002